Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 30, 2010, with respect to the financial statements and supplemental schedule included in the Annual Report of First National Bank of Chester County Retirement Savings Plan on Form 11-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of First Chester County Corporation on Forms S-8 (File No. 333-15733, effective November 7, 1996 and File No. 333-107763, effective August 8, 2003).

/s/Grant Thornton LLP

New York, New York

June 30, 2010